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                                                                     Exhibit 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization, entered into on the 28th day of October, 1998, by and among HealthVISION, Inc., a Delaware corporation having its principal executive offices at 141 Stony Circle, Suite 150, Santa Rosa, California 95401 (the "Company"), each of Warburg Pincus Investors, L.P., United Healthcare Services, Inc., HLM Partners V, L.P. and HLM Partners VII, L.P. (collectively, the "Principal Stockholders"), each of the other stockholders of the Company named on SCHEDULE A hereto, (collectively, with the Principal Stockholders, the "Stockholders"), the holders of outstanding options and warrants to purchase capital stock of the Company named on SCHEDULE A hereto (who, with the Stockholders may collectively hereinafter be referred to as the "Securityholders"), Transition Systems, Inc., a Massachusetts corporation having its principal executive office at One Boston Place, Boston, Massachusetts 02108 ("TSI"), and HV Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of TSI ("Acquisition Corp.").

                          W I T N E S S E T H  T H A T

         WHEREAS, the Company is engaged in two principal lines of business (collectively, the "Business"), namely the development, marketing, licensing and support of an electronic medical record and clinical data repository system known as CareVISION, and, acting primarily through its subsidiary HealthVISION Corporation, the provision of financial and administrative support software to healthcare institutions in Canada;

         WHEREAS, each of the Stockholders is the record holder of the number of issued and outstanding shares of capital stock of the Company set forth on
SCHEDULE 2.6 to this Agreement.

         WHEREAS, the parties hereto desire to effect a reorganization in which Acquisition Corp. will be merged into the Company, as a result of which (a) the surviving corporation will be a wholly owned subsidiary of TSI, (b) all outstanding options to purchase capital stock of the Company will become exercisable and will be exercised in full prior to the merger, and (c) all of the issued and outstanding capital stock of the Company will be converted into the right to receive cash in the amounts specified herein.

         NOW, THEREFORE, TSI, Acquisition Corp., the Company and the Stockholders hereby agree as follows:

         1.       THE MERGER.

         1.1 CERTIFICATE OF MERGER. Subject to and upon the terms and conditions of this Agreement, and on the basis of the agreements, covenants, representations and warranties herein contained, at the closing of the transactions contemplated by this Agreement (the "Closing") authorized officers of each of the Company and Acquisition Corp. shall execute and file a Certificate of Merger (the "Certificate of Merger") in accordance with Section 251 of the



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Delaware General Corporation Law ("DGCL") in connection with the statutory merger of Acquisition Corp. with and into the Company (the "Merger").

         1.2 CLOSING DATE. The Closing shall be held within five (5) days following the satisfaction of each of the conditions set forth in Article 6 and shall take place at the office of Foley, Hoag & Eliot LLP, Boston, Massachusetts, at 9 A.M., Eastern Standard Time, or on such other date, or at such other time and place, as the parties may agree upon in writing. The date on which the Closing is to be held is herein referred to as the "Closing Date."

         1.3 EFFECTIVE TIME. The Merger shall become effective as of the time (the "Effective Time") and on such date (the "Effective Date") as the Certificate of Merger is filed with the Secretary of State of the State of Delaware. Under this Agreement, shares of the Company issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash, in accordance with Section 1.4.

         1.4 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

                  1.4.1 All of the 1,000 issued and outstanding shares of common stock of Acquisition Corp. shall be converted into an aggregate of 1,000 shares of common stock of the Surviving Corporation (as defined in Section 1.6). Each stock certificate representing shares of common stock of Acquisition Corp. prior to the Effective Time shall represent an equal number of shares of common stock of the Surviving Corporation from and after the Effective Time.

                  1.4.2 Each share of the capital stock of the Company issued and outstanding immediately prior to the Effective Time (the "Determination Time") shall be converted, subject to the indemnification provisions of Article 7 and to Section 1.4.2(g) below, into the right to receive the consideration set forth below. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Corp., the Company or the holder of any shares of the capital stock of the Company, the following shall occur:

                           (a) Each holder of record of a share of seven percent (7%) preferred stock, $.01 par value ("Junior Preferred Stock") of the Company issued and outstanding at the Determination Time (each a "Junior Preferred Holder") shall receive cash in an amount equal to the Preference Amount in respect of such share.

                           (b) For purposes of this Agreement, (i) the "Preference Amount" in respect of a share of Junior Preferred Stock shall be the sum of $100 plus the amount of all dividends accrued and unpaid on such share, at the rate of 7% per annum, from the date of its issuance, and (ii) the "TSI Share Value" determined as of any date shall be an amount equal to the average of the last sale prices of the TSI Common as reported by the Nasdaq National Market on each of the twenty (20) trading days preceding such date.





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                           (c)      Each holder of record of common stock, $.01
         par value, of the Company ("Company Common") issued and outstanding at the Determination Time (a "Common Holder") shall receive:

                                    (i)      an amount of cash equal to the
                           product of (A) the number of shares of Company Common held by the Common Holder at the Determination Time multiplied by (B) the Adjusted Company Common Value; and

                                    (ii)     the right to receive his PRO RATA
                           share of the balance of the Escrow Consideration described in Section 1.4.6, after deductions, if any, pursuant to Section 7.4 below.

                           (d) The "Company Common Value" shall be an amount equal to (i) the sum of (A) $25,600,000 minus (B) the sum of (I) the aggregate Preference Amount payable in respect of the Junior Preferred Stock and (II) the aggregate amount of the Advances referred to in Section 6.3(e) below (the "Common Base Amount"), divided by (ii) the number of shares of Common Stock (A) issued and outstanding at the Determination Time (other than Common Stock held by TSI) and (B) issuable upon exercise of options and warrants to purchase Common Stock outstanding at the Determination Time (excluding Common Stock issuable to TSI upon conversion of the Senior Preferred Stock) (collectively, the "Determination Time Shares"). The "Adjusted Company Common Value" shall be an amount equal to the Company Common Value, except that for purposes of computing such amount, the Common Base Amount shall be reduced by the amount of the Escrow Consideration.

                           (e) The outstanding warrant to purchase Common Stock (the "Warrant") will be assumed by TSI as of the Effective Time and shall thereafter entitle its holder, upon exercise following the Effective Time, to receive that number of shares of TSI Common equal to the product of the number of shares of the Company that were issuable upon exercise of such Warrant at the Determination Time multiplied by the Merger Ratio, rounded up to the nearest whole number of shares of TSI Common. For purposes of this Agreement, "Merger Ratio" shall mean the quotient of the Company Common Value divided by the TSI Share Value determined as of the Effective Time. In addition, following the Effective Time, the per share exercise price for the TSI Common issuable upon exercise of the Warrant shall be equal to the quotient, rounded down to the nearest whole cent, of the exercise price per share of the Company at which such Warrant was exercisable at the Determination Time divided by the Merger Ratio. Following the Effective Time, the Warrant shall continue to have, and be subject to, the same terms and conditions as provided in the agreement governing such Warrant at the Determination Time, except as set forth in this Section.

                           (f) At the Effective Time, each outstanding option to purchase Company Common will be cancelled by the Board of Directors of the Company, pursuant to authority granted by Article X of the Company's 1996 Stock Option Plan and the corresponding Article of the 1994 Stock Option Plan of HV Holdings, Inc., predecessor





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         of the Company, as the case may be, and TSI will pay to the holder of each such option (each an "Option Holder") in cash an amount equal to the excess of (i) the product of the Adjusted Company Common Value multiplied by the number of shares of Company Common as to which such option is exercisable (without regard to vesting), over (ii) the aggregate exercise price payable upon exercise of such option (the "Option Cancellation Amount"). Each Option Holder will also be entitled to receive his PRO RATA share of the balance of the Escrow Consideration, after deductions, if any, pursuant to Section 7.4 below.

                           (g) As of the Effective Time, each outstanding share of Company Common held by TSI, if any, each share of Senior Preferred Stock held by TSI, and each share of Company Common, if any, held in the treasury of the Company, shall be canceled and retired.

                  1.4.3 In addition, each Common Holder, each Option Holder and each holder of a Warrant outstanding at the Determination Time (a "Warrant Holder") (the Common Holders, Option Holders and the Warrant Holder may collectively hereinafter be referred to as the "Holders") shall be entitled to receive contingent consideration (the "Contingent Consideration"), payable in cash, in the amount, if any, determined as follows:

                           (a) On January 31, 1999 (the "First Earn-Out Date") each Holder shall receive, in respect of each share of Company Common held by such Holder or in respect of which the option or Warrant held by such Holder was exercisable at the Determination Time (without regard to vesting), an amount, if any, determined by dividing (i) the First Earn-Out Amount by (ii) the Determination Time Shares.

                           (b) On July 31, 1999 (the "Second Earn-Out Date") each Holder shall receive, in respect of each share of Company Common held by such Holder or in respect of which the option or Warrant held by such Holder was exercisable at the Determination Date (without regard to vesting), an amount determined by dividing (i) the Second Earn-Out Amount by (ii) the Determination Time Shares.

                           (c) On or before each of the First Earn-Out Date and the Second Earn-Out Date, TSI will prepare and deliver to each Holder a report (each an "Earn-Out Statement") setting forth for the periods set forth below (the "First Earn-Out Period" and "Second Earn-Out Period," respectively) the following amounts: (i) the amount of Bookings for the Company's CareVISION product ("CareVISION"), and
         (ii) the Earn- Out Amount, calculated as hereinafter set forth:

--------------------------------------------------------------------------------
    First Earn-Out Period               Three months ending December 31, 1998
--------------------------------------------------------------------------------
    Second Earn-Out Period              Nine months ending June 30, 1999
--------------------------------------------------------------------------------



                  (d) For purposes of this Section 1.4.3, "Bookings" shall mean the value of each contract for the license, implementation or maintenance of version




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         3.12 or version 3.2 of CareVISION, entered into with a customer that is currently in the Company's pipeline and that is listed on SCHEDULE 1.4.3(D) (a "Qualified Account"), that was executed and became binding on the parties thereto during the specified period (but excluding renewals or extensions of contracts that were the subject of binding commitments in effect prior to August 31, 1998); provided that:

                                    (i)      for the First Earn-Out Period,
                                             Bookings shall exclude the value of
                                             maintenance contracts executed or
                                             renewed during such period; and

                                    (ii)     for both the First Earn-Out Period
                                             and the Second Earn-Out Period,
                                             Bookings shall exclude 50% of the
                                             value of any contract with the
                                             University of California at Davis
                                             Medical Center executed during such
                                             period.

Bookings attributable to the sale or license of TSI of its "Transition IV" product ("T-IV") shall not be deemed to constitute "Bookings" for purposes of this Agreement, whether or not T-IV includes some or all of the functionality of CareVISION.

                           (e) The Earn-out Amount for the First Earn-Out Period shall be $3,750,000; provided, that if the Bookings for the First Earn-Out Period, determined as set forth above, are less than the Minimum Bookings set forth below, the Earn-Out Amount for such period shall be zero.

                           (f) The Earn-Out Amount for the Second Earn-Out Period shall be an amount equal to 10% of the Incremental Bookings for such period, as defined below (but in no event more than $7,000,000); provided, that if the Bookings for the Second Earn-Out Period, determined as set forth above, are not greater than the Minimum Bookings set forth below, the Earn-Out Amount shall be zero. For purposes of this Section, "Incremental Bookings" shall mean the excess, if any, of the Bookings for the Second Earn-Out Period, determined as set forth above, over the Minimum Bookings for such period, as set forth below.

                           (g) The Minimum Bookings for each of the First Earn-Out Period and the Second Earn-Out Period shall be as follows:

               ------------------------------------------------
                                                      Minimum
                      Period                          Bookings
                      ------                          --------
               ------------------------------------------------
               First Earn-Out Period                $10,000,000
               ------------------------------------------------
               Second Earn-Out Period               $30,000,000
               ------------------------------------------------



                  1.4.4 DISPUTES CONCERNING EARN-OUT. Within 30 days of its receipt of any of Earn-Out Statement, the Stockholder Representative as defined in Section 7.3 shall notify TSI in writing whether it accepts or disputes the accuracy of the calculation of such Earn-Out Amount



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as set forth on each Earn-Out Statement. If the Stockholder Representative accepts the Earn-Out Statement or shall fail to notify TSI of any dispute with respect thereto within such 30-day period, the Earn-Out Statement, and the calculation of the Earn-Out Amount set forth thereon, shall be deemed final and conclusive and binding on the parties. During such 30-day period and until the final determination of the related Earn-Out Amount, the Stockholder Representative will be provided with access to such financial books and records of the Surviving Corporation as it may reasonably request in order to confirm the accuracy of the Earn-Out Statement. If the Stockholder Representative timely disputes the accuracy of the Earn-Out Statement and calculation of the Earn-Out Amount, it shall provide written notice to TSI, setting forth in reasonable detail those items that the Stockholder Representative disputes, the amount of any suggested adjustments that are necessary in its opinion for the Earn-Out Statement to conform to the requirements of this Agreement, and the reasons for its opinion. The parties will then meet and in good faith use their best efforts to try to resolve their disagreements over the disputed issues. If the parties resolve their disagreements over the disputed items in accordance with the foregoing procedure, the Earn-Out Amount shall be the amount agreed upon by them. If the parties have not resolved their differences over the disputed items within 15 days after the Stockholder Representative has given a notice of dispute, the parties shall forthwith jointly request that the Accounting Arbitrator make a binding determination of those disputed items in accordance with this Agreement. For purposes of this Agreement, the "Accounting Arbitrator" shall mean an independent, national accounting firm mutually agreed to by TSI and the Stockholder Representative) (the "Accounting Arbitrator"). The Accounting Arbitrator will have no more than 75 days from the date of referral and no more than 15 days from the final submission of information and testimony by the parties to render its decision with respect to the disputed items, which decision be final and binding upon the parties and enforceable as an arbitration award as provided in Section 9.4 below. The fees and expenses of the Accounting Arbitrator shall be borne 50% by the Shareholders, as a group, and 50% by TSI.

                  1.4.5 If, between the date of this Agreement and the Effective Time, the outstanding shares of TSI Common shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split up, combination, exchange of shares or readjustment, the Merger Ratio shall be correspondingly adjusted.

                  1.4.6 DEPOSIT OF MERGER CONSIDERATION IN ESCROW. Of the merger consideration to be delivered pursuant to Section 1.4.2, including the aggregate Option Cancellation Amount, $2,000,000 (the "Escrow Consideration") shall be deposited with the State Street Bank & Trust Company (the "Escrow Agent") to be held and disposed of pursuant to an Escrow Agreement (the "Escrow Agreement") containing such reasonable and customary provisions as the parties, negotiating in good faith, shall agree upon prior to the Effective Time.

         1.5 DELIVERY OF CONSIDERATION. At the Closing, the Stockholders shall surrender to TSI certificates (the "Company Certificates") representing all of the outstanding shares of the Company and at the Closing and on each Earn-Out Date TSI shall mail to each Holder, at such address as may be specified in writing by the Company not less than five (5) business days prior to the Closing, a check representing the merger consideration, in such amount as is then payable




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to such Holder pursuant to Section 1.4, less such Holder's PRO RATA share of the
Escrow Consideration.

         1.6      OTHER EFFECTS. At the Effective Time:

                  (a) the separate existence of Acquisition Corp. shall cease and Acquisition Corp. shall be merged with and into the Company, with the Company remaining as the surviving corporation (the "Surviving Corporation");

                  (b) the bylaws of Acquisition Corp. shall be the bylaws of the Surviving Corporation;

                  (c) the certificate of incorporation of Acquisition Corp., as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until the same shall be amended thereafter in accordance with the DGCL and such certificate of incorporation; provided, however, that Article First of the certificate of incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is HealthVISION, Inc.;"

                  (d) the directors and officers of Acquisition Corp. shall be the directors and officers of the Surviving Corporation; and

                  (e) the Merger shall, from and after the Effective Time, have all of the effects provided by applicable law, including, without limitation, the effects provided for in Section 251 of the DGCL.

         1.7 TAX MATTERS. Following the Closing, TSI may cause the Company to join in making an election under section 338 of the Code (as defined below) and any corresponding elections under state, local, or foreign tax law (each a "Section 338 Election") with respect to the transactions contemplated hereby and an election under section 338 of the Code with respect to any one or more of the Company's other Subsidiaries.

         2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Subject to the matters, if any, expressly set forth on SCHEDULE 2 hereto (the "Schedule of Exceptions"), the Company hereby represents and warrants to TSI as follows:

         2.1 ORGANIZATION AND GOOD STANDING; CORPORATE PROCEEDINGS AND OFFICERS. Each of the Company, and each subsidiary of HealthVISION named on
SCHEDULE 2.1 hereto (each a "Subsidiary" and collectively, the "Subsidiaries"), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted, and is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or has employees or in which its failure to be duly qualified and in good standing would have a material adverse effect on the business, operations or financial condition of the Company and the Subsidiaries, taken as



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a whole (a "Material Adverse Effect"). Neither the Company nor any Subsidiary
owns, leases or operates any real property or employs any person outside the State of California, except as set forth on SCHEDULE 2.1. The Company has furnished to counsel for TSI true, correct and complete copies of the charter documents and by-laws and all amendments thereto and all minutes and consents of the stockholders and Boards of Directors of the Company and each Subsidiary. Such minutes and consents do and shall accurately reflect in all material respects the substance of all transactions referred to therein. Set forth in
SCHEDULE 2.1 hereto is a true, complete and correct list of the names and business addresses of each officer and director of the Company and of each Subsidiary.

         2.2 CORPORATE POWER. The Company has all requisite legal and corporate power to execute, deliver and perform its obligations under this Agreement and the other agreements, instruments and documents to which it is a party and that are referred to in Section 6.2 below (all of the foregoing, collectively, the "Documents").

         2.3 AUTHORIZATION; BINDING AGREEMENTS. The execution, delivery and performance of this Agreement and the other Documents and the consummation of the Merger have been duly authorized by all necessary corporate or other action of the Company. Each of the Agreement and the other Documents is the valid and binding obligation of the Company, and each such agreement is enforceable against the Company in accordance with its terms, except in each case as the same may be limited by bankruptcy, insolvency, moratorium, reorganization, or other laws of general application affecting the enforcement of creditor's rights or by equitable principles, and subject to the unavailability in any jurisdiction of specific performance or any other equitable remedy, and except to the extent that any provision of the Documents providing indemnification against liability arising out of violations of federal or state securities laws may be held to be void as against public policy (collectively, the "Creditor Exception").

         2.4 EFFECT OF TRANSACTIONS. Except as set forth on SCHEDULE 2.4, the execution, delivery and performance of this Agreement and the other Documents and the consummation of the Merger contemplated hereby do not and will not conflict with, violate, or, with or without notice or the lapse of time, result in any default under any contract, agreement, obligation, commitment, charter provision, by-law or corporate restriction of the Company or any Subsidiary or any judgment, decree, order, statute, rule or regulation of any federal, state or local government or agency having jurisdiction over the Company or any Subsidiary or the properties of any of them (other than, in the case of statutes, rules or regulations, minor violations that will not, individually or in the aggregate, have a Material Adverse Effect), nor do they or will they result in the creation of any lien, charge or encumbrance of any nature upon any of the properties or assets of the Company or any Subsidiary, except pursuant to this Agreement.

         2.5 GOVERNMENTAL CONSENT, ETC. No consent, approval or authorization of any governmental authority or person, or designation, declaration or filing with any governmental authority on the part of the Company or any Subsidiary, is required in connection with the valid execution and delivery of this Agreement or the consummation of the Merger contemplated hereby, other than those consents, approvals, authorizations, designations, declarations or filings referred to in Section 6.1(a) or listed on SCHEDULE 2.5.




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



         2.6 CAPITALIZATION. The authorized capital stock of the Company consists of 10,000,000 shares of common stock, $.01 par value ("Common Stock"), 58,678 shares of Junior Preferred Stock, and 60,000 shares of Senior Preferred Stock. The issued and outstanding capital stock of the Company and of each Subsidiary, and the names and addresses of each stockholder of record of the Company and the number and class of shares held by each, are as set forth on
SCHEDULE 2.6 hereto. All of the presently outstanding shares of capital stock of the Company and of each Subsidiary have been duly and validly authorized and issued and are fully paid and non assessable. Except as provided in SCHEDULE 2.6, there are no outstanding warrants, options or other rights to purchase or acquire any capital stock of the Company, and neither the Company nor any Subsidiary has any obligation to redeem or repurchase from the holder thereof, or to make any other distribution in respect of, any such shares. Except as set forth in this Agreement or on SCHEDULE 2.6, there are no preemptive rights with respect to the issuance or sale of the Company's capital stock, nor any restrictions on the transfer of the Company's capital stock other than those arising under federal and state securities laws.

         2.7 SUBSIDIARIES. The Company has no direct or indirect subsidiaries, and has no investments in and does not control, directly or indirectly, any other corporation, trust, partnership or other business entity, other than the Subsidiaries. The Company owns, beneficially and of record (in the case of its second-tier Subsidiaries, indirectly through its first-tier Subsidiaries), 100% of the issued and outstanding capital stock of each Subsidiary.

         2.8 FINANCIAL STATEMENTS. Attached as SCHEDULES 2.8(a) AND (b) hereto are true, correct and complete copies of the balance sheets, related statements of operations, stockholders' equity and cash flow of the Company and its Subsidiaries, on a consolidated basis, at and for the years ended December 31, 1996 and 1997 (the "Audited Financial Statements") and as at and for the eight-month period ended August 31, 1998 (the "Interim Financial Statements") (the Audited Financial Statements and Interim Financial Statements may collectively hereinafter be referred to as the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied (subject, in the case of the Interim Financial Statements, to the addition of notes and to customary year-end audit adjustments, none of which are expected to be material), and fairly present the financial position and results of operations of the Company and its Subsidiaries, on a consolidated basis, at the dates and for the periods indicated.

         2.9 ABSENCE OF UNDISCLOSED LIABILITIES; INDEBTEDNESS. The Company and its Subsidiaries have no indebtedness for borrowed money nor any other obligations, liabilities or commitments of any nature whatsoever, fixed or contingent, other than (i) those reflected in the balance sheet at August 31, 1998 (the "Balance Sheet Date") included in the Interim Financial Statements (the "Balance Sheet"), (ii) obligations and liabilities under operating agreements listed in SCHEDULE 2.13, (iii) obligations and liabilities arising in the ordinary course of the business of the Company and the Subsidiaries since the Balance Sheet Date, and (iv) contingent liabilities not required by GAAP to be reflected on the Balance Sheet which individually or in the aggregate are not material to the Company and the Subsidiaries taken as a whole. The reserves established by the Company and reflected on the Balance Sheet are adequate in all material



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


respects. Except as set forth on SCHEDULE 2.9 hereto, neither the Company nor any Subsidiary has any obligations in excess of $25,000 in the aggregate for borrowed money or under any guaranty or contract of indemnity as to any financial obligation or as surety, nor is any of them a party to any agreement, arrangement or commitment to borrow money or to enter into any such contract.

         2.10 ABSENCE OF CERTAIN DEVELOPMENTS. Since the Balance Sheet Date, there has been (a) no material adverse change in the business or in the condition, financial or otherwise, of the Company or any Subsidiary or in the assets, liabilities and properties of the Company or any Subsidiary, (b) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock of the Company, (c) no waiver of any valuable right of the Company or any Subsidiary or the can cellation of any debt or claim held by any of them,
(d) no loan by the Company or any Subsidiary to any officer, director, employee or stockholder of any of them, or any agreement or commitment therefor, (e) except as set forth on SCHEDULE 2.15, no increase, direct or indirect, in the compensation paid or payable to any officer, director or management employee of the Company or any Subsidiary or any material change in the manner in which the compensation of any such person is determined, (f) no loss, destruction or damage to any material property of the Company or any Subsidiary, whether or not insured, (g) no labor trouble involving the Company or any Subsidiary and no material change in the personnel of the Company or any Subsidiary or the terms and conditions of their employment, and (h) no acquisition or disposition of any assets (or any contract or arrangement therefor), nor any other transaction by the Company or any Sub sidiary, otherwise than for fair value in the ordinary course of business.

         2.11     PROPERTIES AND ASSETS; PERMITTED ENCUMBRANCES.

                  (a) Attached as SCHEDULE 2.11 hereto are a complete and correct summary of all real property owned or leased by the Company or any of its Subsidiaries, and a complete and correct summary of each fixed asset or other item of tangible personal property owned or leased by the Company or any of its Subsidiaries that is used in the Business.

                  (b) Each of the Company and each Subsidiary has good and marketable title to all properties and assets (tangible and intangible) material or necessary to the operation of the Business, or, with respect to material properties held under leases identified on SCHEDULE 2.13, holds a valid leasehold interest therein, in each case free and clear of all mortgages, liens, and encumbrances except as disclosed on
         SCHEDULE 2.11 and except for (i) liens for current taxes or assessments not yet delinquent, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen, and the like, (iii) liens in respect of pledges or deposits under workers' compensation laws or similar legislation, or (iv) minor defects in title, none of which, individually or in the aggregate, materially interferes with the use of such property (collectively, "Permitted Encumbrances").

         2.12     TAXES.

         (a) For purposes of this Agreement, the following terms shall have the meanings set forth below:

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Tax" means any federal, state, provincial, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         (b) Except as set forth on SCHEDULE 2.12, each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid. None of the Company and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of any of the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

         (c) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         (d) No Stockholder nor any director or officer (or employee responsible for Tax matters) of any of the Company and its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of any of the Company and its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which any of the Securityholders and the directors and officers (and employees responsible for Tax matters) of the Company and its Subsidiaries has knowledge based upon personal contact with any agent of such authority. SCHEDULE 2.12 lists all federal, state, foreign, and provincial income Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable periods ended on or after December 31, 1991, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to TSI correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since December 31, 1991.


         (e) None of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (f) None of the Company and its Subsidiaries has filed a consent under section 341(f) of the Code concerning collapsible corporations. None of the Company and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement (including the Reorganization Agreements) that under certain circumstances could obligate it to make any payments that will not be deductible under section 280G of the Code. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code, other than the Restructuring Agreement described in Section 6.2(h)(i). Except as set forth on SCHEDULE 2.12, none of the Company and its Subsidiaries is a party to any Tax allocation, indemnity or sharing agreement. None of the Company and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any person (other than any of the Company and its Subsidiaries) under Treasury regulation 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (g) SCHEDULE 2.12 sets forth the following information with respect to each of the Company and its Subsidiaries (or, in the case of clause
(ii) below, with respect to each of the Subsidiaries) as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (i) the basis of the Company or Subsidiary in its assets; (ii) the basis of the stockholder(s) of the Subsidiary in its stock (or the amount of any excess loss account within the meaning of Treasury regulation section 1.1502-19); (iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or Subsidiary; and (iv) the amount of any deferred gain or loss allocable to the Company or Subsidiary arising out of any deferred intercompany transaction within the meaning of Treasury regulation section 1.1502-13.

         (h) The unpaid Taxes of the Company and its Subsidiaries did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company's balance sheet as of the Balance Sheet Date (rather than in any notes thereto).

         2.13 MATERIAL CONTRACTS AND COMMITMENTS; CUSTOMERS. All the material contracts, agreements, leases and instruments to which the Company or any Subsidiary is a party are valid, binding and in full force and effect in all material respects against the Company and, to the

Company's knowledge, each other party thereto. SCHEDULE 2.13 contains a list disclosing (a) each contract, agreement and instrument of the Company or any Subsidiary under which the Company or such Subsidiary reasonably expects to receive a remaining amount in excess of $50,000, or (b) which require payments by the Company or such Subsidiary in excess of $20,000 per year, (c) each contract or agreement which provides for the license or other use by the Company of any computer software, patent, copyright, trade secret or other intellectual property (other than off- the-shelf commercial software programs with respect to which no future license payments will be due) incorporated by the Company in any of its products, and (d) any other contract, agreement or instrument upon which the Business is substantially dependent or the breach of which would materially adversely affect the Company or such Subsidiary or which restricts the ability of its officers, directors or employees to perform their obligations to the Company or any Subsidiary, including, without limitation all debt or credit agreements or instruments; all agreements creating security interests in or liens on the Company's or any Subsidiary's assets; all sales representative, brokerage or agency agreements, all agreements with officers, directors or employees (whether written or oral); all agreements limiting the ability of the Company or any Subsidiary or any of its officers, directors or employees to compete in a business or geographic area; all stock redemption, voting, option or purchase agreements; all financing agreements, licenses, or leases of personal or real property; and all material agreements relating to the licensing of software, trademarks, inventions or other intellectual property. The Company has provided counsel to TSI with a correct and complete copy of each contract, agreement and instrument listed in SCHEDULE 2.13. Each of the Company and each Subsidiary is in compliance in all material respects with the provisions of each of the foregoing contracts, agreements and instruments to which it is a party and, to the Company's knowledge, no event has occurred that, with or without notice or the lapse of time, would entitle any other party thereto to cancel, terminate or rescind any of them. No customer or group of customers whose purchases of goods or services accounted for more than 5% of the consolidated gross revenues of the Company for 1997 or the eight-month period ended August 31, 1998 has notified the Company or any Subsidiary, whether in writing or orally, of its intention to terminate, cancel or effect any other material adverse change in its business relationship with the Company or such Subsidiary.

         2.14 INTELLECTUAL PROPERTY RIGHTS. The Company and each Subsidiary has sufficient title to, ownership interests in or rights to use all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, computer software programs, proprietary rights and processes ("Intellectual Property Rights") necessary and material for the conduct of the Business as now conducted and as proposed to be conducted, without any known conflict with or known infringement of the rights of others. Set forth on SCHEDULE 2.14 hereof is a correct and complete summary of all such material Intellectual Property Rights that are the subject of registration or other proceedings with the United States Patent and Trademark Office or any other agency of federal or state government or of any foreign jurisdiction, appropriate identifying information (e.g., registration or patent numbers, dates of pending applications, etc.) as to the status of such registration or proceeding. Neither the Company nor any Subsidiary is bound by or a party to any option, license or agreement of any kind with respect to Intellectual Property Rights of the Company or such Subsidiary, or of any other person or entity, the existence, breach or termination of which would materially impair the business of the Company or the Subsidiaries as now conducted or as proposed to be conducted and that is not identified on SCHEDULE 2.14.

Neither the Company nor any Subsidiary has received any written communication alleging that it has violated, or by conducting its business as currently proposed would violate, any Intellectual Property Right of any other person or entity. The Company is not aware that any of its or any Subsidiary's employees or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's or consultant's best efforts to promote the interests of the Company or such Subsidiary or that would conflict with the Business as proposed to be conducted. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Company or any Subsidiary by its employees, nor the conduct of the Business as currently proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or, with or without notice or the lapse of time, constitute a default under, any contract, covenant or instrument under which any of such employees or consultants is now obligated and of which the Company has knowledge.

         2.15 EMPLOYEES; CONFIDENTIALITY. Attached as SCHEDULE 2.15 hereto are true, correct and complete lists of (a) all key executive employees of the Company and each of the Subsidiaries upon whose efforts the Company or such Subsidiary (as determined in the reasonable judgment of the Company) is substantially dependent in carrying out the Business (the "Key Executives"), and, as to each, the amount of compensation and benefits actually paid in 1997 and the first eight months of 1998 or payable on account of services rendered during such periods, (b) each employee of the Company and of any Subsidiary to whom the amount of compensation and benefits actually paid to each in such periods or payable on account of services rendered during such periods was $75,000 or more, and (c) the name of, and amount of compensation and benefits paid in 1997 to, each employee of the Corporation and each of the Subsidiaries who is engaged in the conduct of the Business. Each present and former employee and consultant of the Company and of any Subsidiary who has been engaged in the Business has executed a noncompetition, nondisclosure and inventions agreement in the form included in SCHEDULE 2.15. Except as set forth on SCHEDULE 2.15, and other than routine advances made to employees in the ordinary course of business not in excess of $1,000 for any one person, there are no outstanding loans or advances due to the Company or any Subsidiary from any director, officer, employee, agent or consultant of the Company or of any Subsidiary. Except as set forth on SCHEDULE 2.15, and other than oral commitments or understandings terminable by the Company or the Subsidiaries at will, there is no consulting or employment agreement between the Company or any Subsidiary and any other person. Neither the Company nor any Subsidiary is a party to any agreement, arrangement or understanding pursuant to which any person will be entitled to any payment or benefit as a result of any change in control of the Company or such Subsidiary, other than pursuant to this Agreement. Neither the Company nor any Subsidiary has received written notice from any Key Executive, or has other reason to believe, that any such Key Executive intends to terminate his employment by the Company or such Subsidiary. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement, no employees of any of them are represented by any labor union or collective bargaining unit, and there are, to the Company's knowledge, no currently ongoing efforts to organize any employees of the Company or any Subsidiary into a collective bargaining unit. Each Key Executive, and any consultant retained by the Company or by any Subsidiary who has access to proprietary information of the

Company or such Subsidiary, has executed a confidentiality agreement with the Company or such Subsidiary pursuant to which such person has agreed to keep confidential all such proprietary information.

         2.16 LITIGATION. Except as set forth on SCHEDULE 2.16, there is no litigation, suit, claim, or governmental investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any of the employees, officers, directors, consultants or agents of any of them, and relating to or arising out of the existence, operations or activities of the Company, any of the Subsidiaries, nor is there any reasonable basis therefor.

         2.17     COMPLIANCE WITH OTHER LAWS.

                  (a) The Company and each Subsidiary have complied, and are now in compliance, in all material respects, with all laws, rules, regulations, ordinances, decrees, judgments and orders applicable to the business and properties of any of them, including, without limitation, those with respect to environmental matters, occupational safety and health, the offering and sale of franchises or business opportunities, equal employment opportunity, age discrimination, wages and hours and labor-management relations, except for any such noncompliance that would not result in a Material Adverse Effect; and neither the Company or any Subsidiary has received any notice or has any knowledge of any claimed noncompliance with any of the foregoing on the part of the Company or any Subsidiary;

                  (b) All employees currently employed by the Company or any Subsidiary in the United States who are engaged in the Business are authorized for such employment in the United States in accordance with the Immigration and Naturalization Act, as amended, and regulations promulgated under that statute. The Company and each Subsidiary have completed and retained in accordance with United States Immigration and Naturalization Service regulations a properly completed Form I-9 for each such employee.

         2.18 PERMITS, LICENSES, ETC. Each of the Company and each Subsidiary has all franchises, permits, licenses and other rights and privileges ("Permits") necessary to permit it to own its property and to conduct its present business, except for Permits the failure to obtain or maintain which would not result in a Material Adverse Effect.

         2.19 BROKERAGE OR OTHER FEES. There are no valid claims for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any Subsidiary. The Company will indemnify and hold TSI harmless against any liability or expense arising out of any such claim.

         2.20 INSURANCE. The Company has delivered to TSI correct and complete copies of binders or commitments for the Company and the Subsidiaries' current insurance coverages, including, without limitation, their comprehensive general liability, fire and casualty, automobile liability, and workers' compensation insurance coverages (collectively, the "Coverage"). Attached as SCHEDULE 2.20 is a summary of all such policies and the Coverage afforded thereby. The Coverage is provided by insurance companies that are believed by the Company to be responsible and includes insurance such risks and in such amounts as are believed by the Company to be reasonable and prudent for a similarly situated corporation engaged in the Company's and the Subsidiaries' business. The Company and its Subsidiaries have not incurred any material uninsured loss or casualty, nor is the Company or any Securityholder aware of any circumstance or occurrence that could result in a material uninsured loss or casualty for the Company or any Subsidiary. Neither the Company nor any Subsidiary has made any intentional misrepresentation of, or intentionally omitted to disclose, any material fact to any of its insurers that might justify denial by such insurer of any of the Coverage.

         2.21 COMPLIANCE WITH OTHER INSTRUMENTS. Neither the Company nor any Subsidiary is in violation of any term of its charter document or by-laws. Neither the Company nor any Subsidiary is in violation in any material respect of any mortgage, indenture, contract, agreement, or instrument to which it is a party or by which any of its properties is bound which violation could result in a Material Adverse Effect.

         2.22 CERTAIN TRANSACTIONS. Except as set forth on SCHEDULE 2.22, neither the Company nor any Subsidiary is indebted, directly or indirectly, to any of its officers, directors or shareholders or to their respective spouses or children in any amount whatsoever, except for indebtedness to employees for accrued salaries and bonuses not yet payable or for reasonable business expenses actually incurred. Except as set forth on SCHEDULE 2.22, none of said officers, directors or shareholders, or any members of their immediate families, are indebted to the Company or any Subsidiary or have any direct or indirect ownership interest in any firm or business entity which is affiliated with or with which the Company or any Subsidiary has a business relationship, or any firm or corporation which competes with the Company or any Subsidiary; provided, that ownership of 1% or less of the outstanding voting securities of a publicly traded corporation shall not constitute such a direct or indirect interest. No officer, director or shareholder, or any member of his immediate family, is, directly or indirectly, interested in any material contract with the Company or any Subsidiary. Neither the Company nor any Subsidiary is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

         2.23     PENSION AND BENEFIT PLANS.

                  (a) The Company has heretofore furnished to TSI copies of, and SCHEDULE 2.23 contains a correct and complete list, and summary description of, each pension, retirement, profit sharing, deferred compensation, stock option, bonus or other plan or other employee benefit plan program, arrangement, agreement or understanding, or medical, vision, dental or health plan, or life insurance plan (collectively, the "Plans") to which the Company or any Subsidiary is required to contribute, or which the Company or any Subsidiary sponsors;

                  (b) SCHEDULE 2.23 correctly identifies each Plan that is an "employee benefit plan" ("ERISA Plan") as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and categorizes each ERISA Plan as an "employee welfare benefit plan" ("ERISA Welfare Plan") as defined in Section 3(1) of ERISA or an "employee pension benefit plan" ("ERISA Pension Plan") as defined in Section 3(2) of ERISA. Neither the Company nor any Subsidiary is, or ever has been, obligated to make contributions to any "multi-employer plan" as defined in Section 3(37) or 4001(a)(3) of ERISA. Neither the Company nor any Subsidiary maintains or contributes to, nor has any one them maintained or contributed to, any ERISA Pension Plan that is a "defined benefit" plan subject to Title IV of ERISA. Each ERISA Pension Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified; and to the best of the Company's knowledge, no event or circumstance has occurred or exists that would adversely affect the qualified status of such ERISA Pension Plan.

                  (c)      No "prohibited transaction" within the meaning of
         Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Plan of the Company or any Subsidiary;

                  (d) None of the ERISA Plans, on its face or as administered by the Company or any Subsidiary, fails to comply currently, or has failed to comply in the past, in any material respect, in form and in operation, with its respective plans of benefits and trust agreements or with the provisions of ERISA and the Code, the rules and regulations promulgated thereunder, or any other applicable federal, state or local law or regulations;

                  (e) Other than routine claims for benefits, there are no actions, suits or claims pending or which could reasonably be expected to be asserted, against any Plan, any fiduciary of any Plan or the assets of any Plan of the Company or any Subsidiary; and

                  (f) No ERISA Plan is funded through a "welfare benefit fund" within the meaning of Section 419 of the Code, and no benefits under any ERISA Plan are provided through a "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code. Neither the Company nor any Subsidiary has any obligation to provide medical, health, disability, life insurance, pension, retirement or other benefits, under any Plan or otherwise, except to its active employees, other than (i) continuation coverage for a limited period of time mandated by federal, state or local law, or (ii) benefits under any qualified ERISA Pension Plan.

         2.24 TAX EFFECTS OF TRANSACTIONS. Management of the Company has disclosed to each Securityholder the likely federal and state income tax consequences of the transactions contemplated hereby and has recommended that each such Securityholder consent with his or her own tax advisor concerning such consequences.

         3. REPRESENTATIONS AND WARRANTIES OF THE SECURITYHOLDERS. Each Securityholder, severally and not jointly and as to itself only, hereby represents and warrants to TSI as follows:

         3.1 CORPORATE POWER. Each such Securityholder has all requisite legal and corporate power to execute, deliver and perform its obligations under each of the Documents to which it is a party.

         3.2 AUTHORIZATION; BINDING AGREEMENTS. The execution, delivery and performance of this Agreement and the other Documents (including such Securityholder's Irrevocable Proxy, as described in Section 6.2(c) below), have been duly authorized, to the extent necessary, by all necessary corporate or other action of such Securityholder. Each of the Agreement and the other Documents is the valid and binding obligation of such Securityholder, and each such agreement is enforceable against such party in accordance with its terms, except in each case as the same may be limited by bankruptcy, insolvency, moratorium, reorganization, or other laws of general application affecting the enforcement of creditor's rights or by equitable principles, and subject to the unavailability in any jurisdiction of specific performance or any other equitable remedy, and except to the extent that any provision of the Documents providing indemnification against liability arising out of violations of federal or state securities laws may be held to be void as against public policy.

         3.3 EFFECT OF TRANSACTIONS. The execution, delivery and performance of this Agreement and the other Documents contemplated hereby do not and will not conflict with, violate, or, with or without notice or the lapse of time, result in any default under any contract, agreement, obligation, commitment, charter provision, by-law or corporate restriction of such Securityholder or any judgment, decree, order, statute, rule or regulation of any federal, state or local government or agency having jurisdiction over such Securityholder, except such conflicts, violations or defaults as will not prevent such Securityholder from entering into and performing its obligations under this Agreement.

         3.4 GOVERNMENTAL CONSENT, ETC. Except as set forth in Section 6.1(a), no consent, approval or authorization of, or designation, declaration or filing with any governmental authority on the part of such Securityholder is required in connection with the valid execution, delivery and performance of this Agreement, except such consents, approvals, authorizations, designations, declarations or filings the failure to obtain or make which will not prevent such Securityholder from entering into and performing its obligations under this Agreement.

         3.5 TITLE TO STOCK. Each Stockholder owns beneficially the shares of capital stock of the Company set forth opposite such Stockholder's name on
SCHEDULE 2.6, free and clear of all liens and encumbrances whatsoever and all such shares have been validly issued and are fully paid and nonassessable.

         3.6 CERTAIN TRANSACTIONS. Except as set forth on SCHEDULE 2.22, neither the Company nor Subsidiary is indebted, directly or indirectly, to such Securityholder. Except as set forth on SCHEDULE 2.22, such Securityholder is not indebted to the Company or any Subsidiary and does not have any direct or indirect ownership interest in any firm or business entity which is affiliated with or with which the Company or any Subsidiary has a business relationship, or any firm or corporation which competes with the Company or any Subsidiary. No Securityholder is, directly or indirectly, interested in any material contract with the Company or any Subsidiary.

         4. REPRESENTATIONS AND WARRANTIES OF TSI AND ACQUISITION CORP. Each of TSI and Acquisition Corp., jointly and severally, represents and warrants to the Company as follows:

         4.1 CORPORATE STATUS. TSI is a corporation duly incorporated, validly existing and in good standing under the laws of The Commonwealth of Massachusetts, and Acquisition Corp. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of TSI and Acquisition Corp. has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted. Each of TSI and Acquisition Corp. is duly qualified to do business as a foreign corporation, and is in good standing, in each other jurisdiction in which it owns or leases property or conducts business, except where the failure to be so qualified does not have any effect that is, or is reasonably likely to be, materially adverse to the business, results of operations or financial condition of TSI and its subsidiaries, taken as a whole, other than such effects resulting from (i) general economic changes affecting the healthcare information software industry in general or (ii) this Agreement or the transactions contemplated hereby or the announcement hereof (a "TSI Material Adverse Effect").

         4.2      AUTHORITY.

                  (a) TSI has all requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of TSI, and no other corporate proceedings on the part of TSI are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. The board of directors of TSI has unanimously approved the Merger and this Agreement. This Agreement has been duly and validly executed and delivered by TSI and, assuming the due and valid execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of TSI enforceable in accordance with its terms, all as may be subject to or affected by the Creditor Exception. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, result in any violation of any provision of the articles of organization or bylaws of TSI or any loan or credit agreement, note, mortgage, indenture, lease, employee benefit plan, other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to TSI or its properties or assets, other than Violations that do not and will not, individually or in the aggregate, have a TSI Material Adverse Effect.

                  (b) Acquisition Corp. has all requisite corporate power to execute and deliver this Agreement and to cause its officers to execute and deliver the Certificate of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Certificate of Merger, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action on the part of Acquisition Corp., and no other corporate proceedings on the part of Acquisition Corp. are necessary to authorize the execution and delivery of this Agreement or the Certificate of Merger or to consummate the transactions contemplated hereby and thereby. The board of directors and sole stockholder of Acquisition Corp. have unanimously approved the Merger and this Agreement. This Agreement has been duly and validly executed and delivered by Acquisition Corp., and this Agreement constitutes a legal, valid and binding obligation of Acquisition Corp. enforceable in accordance with its terms, all as may be subject to or affected by the Creditor Exception. The execution and delivery of this Agreement do not, and the execution and delivery of the Certificate of Merger and the consummation of the transactions contemplated hereby and thereby will not, result in any violation of any provision of the articles of incorporation or bylaws of Acquisition Corp. or any loan or credit agreement, note, mortgage, indenture, lease, employee benefit plan, other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquisition Corp. or its properties or assets, other than Violations that do not and will not, individually or in the aggregate, have a TSI Material Adverse Effect.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to TSI or Acquisition Corp. in connection with the execution and delivery of this Agreement by TSI and Acquisition Corp. or the consummation of the transactions contemplated hereby, except as described in Sections 6.1(a) and (b) below, and except for the filing of such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, and such other consents, authorizations, filings, approvals and registrations that if not obtained or made would not have a TSI Material Adverse Effect or a material adverse effect on the transactions contemplated by this Agreement.

         4.3 FINDER'S FEES. Neither TSI nor Acquisition Corp. has incurred any liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, financial advisory fees or other similar forms of compensation in connection with this Agreement or any of the transactions contemplated hereby.

         5. COVENANTS OF THE COMPANY AS TO CONDUCT OF BUSINESS. During the period from the date of this Agreement and continuing until the Closing, the Company agrees (and each Principal Stockholder agrees to take such action as may be necessary to cause the Company to comply with such agreement) that, except as expressly contemplated by this Agreement or as consented to by TSI in writing:

         5.1 ORDINARY COURSE. The Company shall carry on its business in the ordinary course consistent with prior practice, including the payment of all debts and taxes owed by the Company in substantially the same manner as heretofore.

         5.2 CORPORATE DOCUMENTS. The Company shall not amend its certificate of incorporation or Bylaws.

         5.3 CAPITAL STRUCTURE. The Company shall not declare or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock of the Company, issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of capital stock of any class, or any options, warrants, calls, rights or agreements that obligate the Company to issue, deliver or sell additional shares of any capital stock of the Company or to grant, extend or enter into any such option, warrant, call, right or agreement, split, combine or reclassify any capital stock of the Company, or purchase, redeem or otherwise acquire, directly or indirectly, any shares of any capital stock of the Company.

         5.4 COMPLIANCE WITH APPLICABLE LAWS. The Company shall duly comply in all material respects with all applicable laws, ordinances and regulations and all applicable orders, judgments, injunctions, awards and decrees of Governmental Entities.

         5.5 INVESTMENTS AND ACQUISITIONS. The Company shall not acquire any equity interest or investment exceeding five percent of the equity capital of any Person, acquire by merging or consolidating with, by purchasing a substantial portion of the assets of, or by any other manner, any Person, otherwise acquire or license any assets that are material, individually or in the aggregate, to the Company except in the ordinary course of business consistent with prior practice or enter into any partnership, joint venture, voluntary association, cooperative or business trust agreement or arrangement, other than in the ordinary course of business consistent with prior practice.

         5.6 INDEBTEDNESS. The Company shall not, and shall not propose to, incur any indebtedness for borrowed money, incur any other Indebtedness except in the ordinary course of business, or guarantee any indebtedness of others. The Company shall not pay, discharge or satisfy, in an amount in excess of $50,000 (in the aggregate), any claims, liabilities or obligations reflected or reserved against in the Balance Sheet except in the ordinary course of business consistent with past practice.

         5.7 LITIGATION. The Company shall not commence any litigation. The Company shall cooperate and consult with TSI with respect to all matters regarding any proceeding disclosed in this Agreement, including any settlement proposed by any Person (including TSI), and the Company shall not take any significant actions with respect to such proceedings (including the entering into of any such settlement) without the prior approval of TSI, which approval shall not be unreasonably withheld.

         5.8 PROPERTIES. The Company shall not lease or otherwise dispose of any of its property, individually or in the aggregate, except in the ordinary course of business consistent with prior practice.

         5.9 CONTRACTS. The Company shall not enter into any Contract or engage in any transaction not in the ordinary course of business consistent with past practice, amend or otherwise modify any Contract pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company, amend or otherwise modify any Contract except in the ordinary course of business consistent with past practice, or do or omit to do any act or permit any act or omission to act, which act or omission will result in a Violation of any material provision of any material Contract.

         5.10 TAXES. The Company shall not make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

         5.11 BENEFIT PLANS. The Company shall not adopt any Benefit Plan or amend any Benefit Plan in any material respect.

         5.12 INSURANCE. The Company shall maintain insurance of the types, in the amounts and with deductibles and exclusions consistent with past business practice.

         5.13 EMPLOYEE MATTERS. The Company shall not adopt any collective bargaining agreement, grant any severance or termination pay to any director, officer or other employee of the Company, grant any general or uniform increase in the rates of pay of employees of the Company or in the benefits under any bonus plan or other compensation arrangements or increase the compensation payable or to become payable to any officer or key salaried employee.

         5.14 PROPRIETARY RIGHTS. The Company shall not transfer to any Person any rights to Intellectual Property Rights, except in the ordinary course of business consistent with past practice.

         5.15 COOPERATION. From the date hereof until the Effective Time, the Company will cooperate with TSI in its preparations for the Closing, will provide to TSI and its agents and representatives access, during business hours and upon reasonable notice, to the Company's books and records, properties and personnel, and will provide or cause to be provided to TSI such financial data and information concerning the Company, including information and documents prepared by the Company's independent accountants, as may be reasonably requested by TSI, including, without limitation, for purposes of inclusion in any filing that may be required by TSI under the Securities Exchange Act of 1934, as amended, or other federal securities laws.

         5.16 GENERAL. Neither the Company nor any Stockholder shall take, propose to take, or agree in writing or otherwise to take any of the actions described in Sections 5.1 through 5.14 or any other action that would prevent the Company or any Principal Stockholder from performing, or cause the Company or any Principal Stockholder not to perform, its covenants and other obligations hereunder.

         6.       CONDITIONS PRECEDENT

         6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by such party:

                  (a) All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration or early termination of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under applicable federal and state securities laws, and including the waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and regulations promulgated thereunder (the "HSR Act"), shall have been filed, occurred or been obtained.

                  (b) This Agreement shall have been approved and adopted by the stockholders of the Company and Acquisition Corp.

                  (c) No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any federal or state court and remain in effect, and no litigation brought by any Governmental Entity seeking the issuance of such an order or injunction shall be pending which, in the good faith judgment of the Company's or TSI's board of directors, has a reasonable probability of resulting in such order, injunction or damages. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

                  (d) No statute, rule or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated by this Agreement illegal, prohibits TSI's ownership or operation of all or a material portion of the business or assets of the Company, or compels TSI to dispose of or hold separate all or a material portion of the business or assets of the Company, as a result of the transactions contemplated by this Agreement, or renders TSI or the Company unable to consummate the transactions contemplated by this Agreement, except for any waiting period provisions.

                  (e) TSI, each Stockholder, the Stockholders' Representative and the Escrow Agent shall have entered into the Escrow Agreement.

         6.2 CONDITIONS TO OBLIGATIONS OF TSI AND ACQUISITION CORP. The obligations of TSI and Acquisition Corp. to effect the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by TSI:

                  (a) The representations and warranties of the Company and each of the Securityholders set forth in this Agreement shall be true and correct as of the date of this Agreement and as if made at and as of the Closing Date, except for (i) changes specifically contemplated by this Agreement, (ii) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) in each case except where the failure to be so true and correct would not have a Company Material Adverse Effect (other than representations and warranties that are already so qualified, which shall be true and correct as written). The Company and Securityholder shall have performed in all material respects all obligations required to be performed under this Agreement prior to the Closing Date by such parties. Since August 31, 1998 there shall have been no changes that, in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect, and the Closing, itself, will not cause any default under any material contract to which the Company is a party that would have a Company Material Adverse Effect. TSI shall have received a certificate signed by the chief executive officer and chief financial officer of the Company and by each the Stockholders' Representative confirming the preceding three sentences.

                  (b) Authorized officers of the Company shall have executed the Certificate of Merger.

                  (c) Each Stockholder shall have delivered to TSI, simultaneously with the execution of this Agreement, his or her irrevocable proxy (each, an "Irrevocable Proxy") in the form of EXHIBIT 6.2(C) with respect to approval of the Merger by the stockholders of the Company.

                  (d) TSI shall have received an opinion dated as of the Closing Date of Dorsey & Whitney LLP, counsel for the Company and the Stockholders, in form and substance reasonably satisfactory to TSI and its counsel.

                  (e) Each option to acquire Common Stock outstanding at the Determination Time shall have been cancelled by the Board of Directors of the Company in the manner specified in Section 1.4.2(f) above.

                  (f) The Company shall have received a letter from each person who is an officer or director of the Company immediately prior to the Closing Date, to the effect that such person thereby resigns from all such offices effective as of the Closing Date.

                  (g) Each Holder shall have delivered to TSI an affidavit complying with the requirements of Code section 1445 and the regulations thereunder certifying as to the non-foreign status of such Holder, or the Company shall have delivered to TSI certificates complying with the requirements of Section 1445 of the Code and the regulations thereunder to the effect that the Company and the Related Companies are not and have not been U.S. real property holding corporations.

         6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by the Company:

                  (a) The representations and warranties of TSI and Acquisition Corp. set forth in this Agreement shall be true and correct as of the date of this Agreement and as if made at and as of the Closing Date, except for (i) changes specifically contemplated by this Agreement, (ii) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) in each case except where the failure to be so true and correct would not have a TSI Material Adverse Effect. TSI and Acquisition Corp. shall have performed in all material respects all obligations required to be performed under this Agreement prior to the Closing Date by such parties. The Company shall have received a certificate signed by the chief executive officer and chief financial officer of TSI and Acquisition Corp. confirming the preceding three sentences.

                  (b) Authorized officers of Acquisition Corp. shall have executed the Certificate of Merger.

                  (c) The Company and the Principal Stockholders shall have received an opinion dated as of the Closing Date of Foley, Hoag & Eliot LLP, counsel to TSI and Acquisition Corp., as to the matters set forth in Sections 4.1 and 4.2 above.

                  (d) The Company shall have repaid in full all outstanding principal and unpaid interest with respect to certain advances (collectively, the "Advances") evidenced by those certain promissory notes in the aggregate original principal amount of $3,252,172 delivered by the Company to the Principal Stockholders.

         7.       INDEMNIFICATION

         7.1 AGREEMENT TO INDEMNIFY. Subject to the limitations set forth in Sections 7.4, 7.5 and 7.6 below, the Securityholders hereby agree to, and each other Holder, by virtue of his receipt of the Merger Consideration specified in Section 1.4 shall be deemed to have agreed to, jointly and severally (and without any right of contribution from or indemnification by the Company) indemnify, defend and hold harmless TSI and the Surviving Corporation (and their respective affiliates, officers, directors, employees, representatives and agents) (collectively, the "Indemnified Persons") against and in respect of any and all claims, costs, losses, expenses, liabilities or other damages, including interest, penalties and reasonable attorneys' fees and disbursements (collectively, "Damages") by reason of or otherwise arising out of:

                  (a) any breach by the Company of a representation, warranty or covenant contained in this Agreement; and

                  (b) those additional matters set forth on SCHEDULE 7.1(b) hereto.

         In addition, each Securityholder agrees, severally but not jointly, to indemnify, defend and hold harmless the Indemnified Persons against and in respect of all Damages by reason of or otherwise arising out of any breach by such Securityholder of a representation, warranty or covenant contained in this Agreement.

         The amounts for which the Indemnified Persons may seek indemnification under this Article 7 shall extend to, and as used herein the term "Damages" shall include, reasonable attorneys' fees and disbursements, reasonable accountants' fees, costs of litigation and other expenses incurred by them in the defense of any claim asserted against them and any amounts paid in settlement or compromise of any claim asserted against them to the extent that the claim asserted is or would have been subject to the indemnification provisions hereof, subject to the limitations set forth in Section 7.6. The indemnity under this Article 7 extends only to the net amount of Damages sustained by the Indemnified Person after deducting therefrom any amount that such Indemnified Person recovers as proceeds of insurance in respect of such claim, net of any cost of collection, deductible, retroactive premium adjustment, reimbursement obligation or other cost directly related to the insurance claim for such claim.

         7.2 ADDITIONAL INDEMNIFICATION BY SECURITYHOLDERS. In the event that (a) any holder of outstanding securities of the Company who is not a party to this Agreement shall object to the Merger and shall (i) duly perfect his right to appraisal of such securities in accordance with Section 262 of the Delaware General Corporation Law ("DGCL"), or (ii) initiate an action seeking to enjoin or prevent the Merger or to challenge its fairness as to him (in each case, an "Objecting Securityholder"), and (b) as a result of any such appraisal proceeding or action commenced by an Objecting Securityholder TSI shall incur any cost, expense, loss or damages (including, without limitation, reasonable fees and expenses of counsel engaged in connection with such proceeding or action) or shall be required to pay any amount as additional consideration for the purchase of the securities held by such Objecting Securityholder, whether by reason of a final determination by a court of competent jurisdiction in such proceeding or action, or by reason of any settlement or compromise thereof, or otherwise, that is in excess of the amount that would have been received by such Objecting Securityholder if he had been a party to this Agreement and had received the merger consideration provided for in Sections 1.4.2 and 1.4.3 above (collectively, the "Merger Consideration") for such securities, then any such cost, expense, loss, damages or additional consideration shall for purposes of this paragraph be referred to as an "Excess Acquisition Cost." Each Stockholder, severally and not jointly, and without regard to the limitations set forth in Sections 7.4, 7.5 and 7.6 below, agrees to indemnify and hold TSI harmless of and from any Excess Acquisition Costs. The liability of each indemnifying Stockholder under this paragraph shall be limited to his PRO RATA share determined by reference to the amount of the Merger Consideration payable to such indemnifying Stockholder in relation to the aggregate amount of the Merger Consideration payable to all such Stockholders of the lesser of (x) the aggregate Escrow Consideration, and (y) the aggregate Excess Acquisition Costs. TSI will promptly notify the Stockholders in writing in the event that any Objecting Securityholder shall initiate any appraisal proceeding or action subject to indemnification hereunder. Upon receipt by TSI of the written acknowledgment of each such Stockholder of its indemnity obligations under this Section and undertaking by such Stockholder to defend such proceeding or action, the Stockholders shall be entitled to control the defense of such proceeding or action by counsel of their choosing reasonably satisfactory to TSI; provided, that no settlement or compromise of any such proceeding or action shall be entered into without the written consent of the Company and TSI, which consent shall not unreasonably be withheld.

         7.3 APPOINTMENT OF STOCKHOLDERS' REPRESENTATIVE. Each Holder, by operation of the Merger and by virtue of his receipt of the Merger Consideration specified in Section 1.4 above, shall be deemed at the Effective Time to have appointed Warburg Pincus Investors, L.P., HLM Partners V, L.P. and HLM Partners VII, L.P. and each of them, acting singly, with full power of substitution, the representatives and attorneys-in-fact of such Holder (the "Stockholders' Representatives"), with full power and authority in the name of and for and on behalf of such Holder to:

                  (a) execute and deliver on behalf of such Holder the Escrow Agreement; and

                  (b) to take any other action on behalf of such Holder permitted or required under the Escrow Agreement or this Section 7, including, without limitation, the giving and receipt of any notice and the settlement or compromise of any claim in respect of which indemnification is sought hereunder.

         This power of attorney, and the authority conferred hereby, being coupled with an interest, are irrevocable and shall not be terminable by any act or deed of such Holder, by the death or incapacity of such Holder, by operation of law or otherwise. Notwithstanding the foregoing, this power of attorney shall terminate in the event that the Closing has not taken place within one hundred twenty (120) days after the date hereof.

         7.4 ESCROW. To the extent any Indemnified Party may be entitled to indemnification under Section 7.1 or 7.2, such Indemnified Party shall be entitled to recover from the Escrow Agent and apply against such Damages or Excess Acquisition Cost the Escrow Consideration in accordance with the terms of the Escrow Agreement. In the case of indemnification pursuant to Section 7.1 (but not Section 7.2) above, recovery from the Escrow Agent shall be the sole remedy available to the Indemnified Party. The amount of any Damages or Excess Acquisition Cost so recovered shall be deemed to constitute a reduction in the purchase price payable hereunder.

         7.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as otherwise set forth below, the representations and warranties of the Company and the Stockholders in this Agreement shall survive the Closing, and any investigation made by TSI, for a period of one (1) year after the Closing Date (the "Survival Period"). Notwithstanding the foregoing, the Survival Period for the representations and warranties of the Company in Section 2.12 shall continue until the expiration of the statute of limitations for the applicable tax return. The representations and warranties of TSI and Acquisition Corp. shall terminate at the Effective Time. The covenants of any party shall survive the Closing in accordance with their terms.

         7.6 CERTAIN LIMITATIONS. The obligations of the Holders with respect to indemnification pursuant to Section 7.1 above shall be subject to the following limitations:

                  (a) no indemnification shall be required to be made hereunder (i) with regard to individual claims for $5,000 or less and
         (ii) unless the aggregate amount of individual claims of greater than $5,000 for which indemnity is sought exceeds $100,000, in which case indemnification shall be provided to the full extent of such claims;

                  (b) the liability of the Holders for indemnification hereunder shall not exceed (i) in the case of any individual claim, an amount equal to 80% of the Damages incurred by the Indemnified Parties in receipt of such claim, and (ii) in the aggregate, the amount of the Escrow Consideration;

                  (c) no claims for indemnity shall be made after the expiration of the applicable Survival Period;

                  (d) the limitations in Sections 7.6(a) and (b) above shall not apply to any claim arising out of (i) breach by a Stockholder of a representation or warranty in Section 3.1 or 3.2, (ii) intentional or fraudulent misrepresentation by a Securityholder, or (iii) breach of a covenant by a Securityholder; and

                  (e) subject to paragraph (d) above, the parties agree that any distribution of property pursuant to the Escrow Agreement to satisfy a claim for which indemnification is sought hereunder shall be made so as to reduce each Holder's interest in the aggregate Escrow Consideration in a PRO RATA manner, based on the Holders' respective ownership interests in the Escrow Consideration.

         8.       TERMINATION, AMENDMENT AND WAIVER

         8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  (a) by the Company if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of TSI or Acquisition Corp. such that the condition set forth in Section 6.3(a) would not be satisfied and, if such breach is curable, such breach has not been cured within twenty days after written notice of such breach, or by TSI if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or any Stockholder such that the condition set forth in Section 6.2(a) would not be satisfied and, if such breach is curable, such breach has not been cured within twenty days after written notice of such breach;

                  (b) by the Company or TSI if the Closing shall not have been occurred on or before April 30, 1999; provided, however, that the rights to terminate this Agreement under this Section 8.1 shall not be available to any party whose failure to fulfill an obligation under this Agreement has been the cause of the failure of the Merger to occur on or before such date;

                (c) by the Company or TSI if (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated by this Agreement or (ii) there shall be any action taken, or any statute, rule, regulation or order erected, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity which would make consummation of the transactions contemplated by this Agreement illegal; and

                  (d) by the Company or TSI if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would (i) prohibit TSI's or the Company's ownership or operation of all or a material portion of the business or assets of the Company or TSI and its subsidiaries taken as a whole, or compel TSI or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or TSI, as a result of the transactions contemplated by this Agreement or
         (ii) render TSI, the Company or any Stockholder unable to consummate the transactions contemplated by this Agreement.

         8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by the Company or TSI as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of TSI or the Company or their respective officers or directors or any Securityholders, except that if such termination is pursuant to Section 8.1(a) or (b) and the failure of the Closing to occur is the result of any material and intentionally fraudulent misrepresentation by the other party made herein or an intentional breach by the other party of any of its material agreements herein, the terminating party shall be entitled (a) to recover from the breaching party all fees and expenses incurred by the terminating party incident to its investigation, preparation and carrying out of the transactions contemplated hereby and (b) to receive from the breaching party, immediately upon written demand, a fee (the "Termination Fee") in an amount equal to $5,000,000 less the amount of fees and expenses recovered pursuant to clause (a) above.

         9.       MISCELLANEOUS.

         9.1 PARTIES IN INTEREST. All covenants, agreements, representations, warranties and undertakings contained in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not.

         9.2 ENTIRE AGREEMENT; MODIFICATIONS. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements, understanding and communications between the parties, written or oral, with respect to such subject matters, including, without limitation, that certain Stock Purchase Agreement dated January 29, 1997. Changes in or additions to this Agreement may be made, or compliance with any term, covenant, agreement, condition or provisions set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), only in writing, and only with the written consent of the Company, Securityholders beneficially owning not less than two-thirds of the Company's Common Stock (assuming the exercise of all then outstanding options and warrants), and TSI. Any change, addition or waiver made by such written consent shall be binding upon all the parties hereto, including, without limitation, any Securityholder whose written consent has not been obtained. A copy of any change, addition or waiver effected by the consent of less than all the Securityholders shall be forthwith sent to any Securityholder who did not consent thereto.

         9.3 GOVERNING LAW. This Agreement shall be deemed a contract made under seal under the laws of The Commonwealth of Massachusetts, and, together with the rights, and obligations of the parties hereunder, shall be construed under and governed by the internal laws of such Commonwealth without regard to principles of conflicts of laws.

         9.4      ARBITRATION.

                  (a) Any dispute, controversy or claim arising in connection with this Agreement, including any claim for indemnification pursuant to Section 7 of this Agreement, shall be settled by expedited arbitration by a panel of three arbitrators. The arbitration shall be held in Boston, Massachusetts and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except that the rules set forth in this Section 9.4 shall govern such arbitration to the extent they conflict with the rules of the American Arbitration Association.

                  (b) Upon written notice by a party to any other party of a request for arbitration hereunder, TSI and the Stockholders' Representative shall each select an arbitrator within thirty days after the date of such notice, and the two arbitrators so selected shall use their best efforts to select a mutually acceptable arbitrator within thirty days after their selection. If the two arbitrators are unable to agree upon a third arbitrator within said thirty-day period, the third arbitrator shall be selected by the American Arbitration Association pursuant to its rules. The arbitration shall be conducted in an expeditious manner, the parties using their best efforts to cause the arbitration to be completed within sixty days after selection of the arbitrator. In the arbitration, there shall be no discovery except as the arbitrators shall permit following a determination by the arbitrators that the party seeking such discovery has substantial demonstrable need. All other procedural matters shall be within the discretion of the arbitrators. In the event a party fails to comply with the procedures in any arbitration in a manner deemed material by the arbitrators, the arbitrators shall fix a reasonable period of time for compliance and, if the party does not comply within said period, a remedy deemed just by the arbitrators, including an award of default, may be imposed.

                  (c) The determination of the arbitrators by majority vote shall be final and binding on the parties. The expense of the arbitration and all expenses incurred by the parties with respect thereto (including reasonable attorneys' fees and fees of experts) shall be borne by the party not prevailing in the arbitration, as determined by the arbitrators. Judgment upon the award rendered by the arbitrators may be entered in the U.S. District Court for the District of Massachusetts sitting in Boston, Massachusetts.

         9.5 NOTICES. All notices, requests, consents and demands shall be in writing and shall be mailed, first class mail, postage prepaid, if to the Company or to any Securityholder, at the Company's principal office, and if to TSI, at its principal office, in each case at the address set forth on the first page hereof, or at such other address as may be furnished by such party in writing to the other parties hereto.

         9.6 COUNTERPARTS. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

         9.7 EFFECT OF HEADINGS. The section and paragraph headings herein are for convenience only and shall not affect the construction hereof.

         9.8 GENDER, ETC. Where the context so requires, any gender used in this Agreement shall be deemed to include the neuter, masculine or feminine genders, and the singular number shall be deemed to include the plural, and vice versa.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement, intending that it take effect as an instrument under seal, as of the date first above written.



                                        HEALTHVISION, INC.


                                        By: /s/ Robert L. Hawkins
                                            ---------------------------------
                                            Robert L. Hawkins


                                        TRANSITION SYSTEMS, INC.


                                        By: /s/ Paula J. Malzone
                                            ---------------------------------
                                            Paula J. Malzone

                                        STOCKHOLDERS:


                                        WARBURG, PINCUS INVESTORS, L.P.

                                        By: Warburg, Pincus & Co., its
                                            General Partner


                                        By: /s/ Joel Ackerman
                                            ---------------------------------
                                            Name: Joel Ackerman
                                            Title: Managing Director


                                        UNITED HEALTHCARE SERVICES, INC.


                                        By: /s/ David J. Lubben
                                            ---------------------------------
                                            Name: David J. Lubben
                                            Title: General Counsel

                                        HLM PARTNERS VII, L.P.

                                        By: HLM Associates VII, L.P.,
                                            its General Partner

                                        By:  HLM Management Co., Inc.


                                        By: /s/ Peter Grua
                                            ---------------------------------
                                            Name: Peter Grua
                                            Title: General Partner



                                        HLM PARTNERS V, L.P.

                                        By: HLM Associates V, L.P.,
                                            its General Partner


                                        By:  HLM Management Co., Inc.

                                        By: /s/ Peter Grua
                                            ---------------------------------
                                            Name: Peter Grua
                                            Title: General Partner


                                        /s/ Robert L. Hawkins
                                        -------------------------------------
                                        Robert L. Hawkins


                                        OPTIONHOLDERS:


                                        /s/ Sebastian Alioto
                                        -------------------------------------
                                        Sebastian Alioto


                                        /s/ Sheldon Wang
                                        -------------------------------------
                                        Sheldon Wang

                                                                  EXHIBIT 6.2(c)

                                IRREVOCABLE PROXY


         The undersigned stockholder (the "Stockholder") of HealthVISION, Inc., a Delaware corporation ("HealthVISION"), hereby irrevocably appoints Robert F. Raco, Paula J. Malzone and Christine Shapleigh, and each of them, as the sole and exclusive attorneys and proxies of the Stockholder, with full power of substitution and re-substitution, to the full extent of the Stockholder's rights with respect to the voting of all issued and outstanding shares of capital stock of HealthVISION now or hereafter owned of record or beneficially (over which beneficially-owned shares the Stockholder exercises voting power) by the Stockholder (the "Shares") on the matters described below (and on no other matter), until such time as the Agreement and Plan of Reorganization dated as of October 28, 1998 (the "Reorganization Agreement") among Transition Systems, Inc. ("TSI"), HV Acquisition Corp., HealthVISION and certain other parties shall be terminated in accordance with its terms or the Merger (as defined in the Reorganization Agreement) becomes effective. Upon the execution hereof, all prior proxies given by the Stockholder with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given.

         This proxy is irrevocable, is granted pursuant to the Reorganization Agreement and is granted in consideration of TSI entering into the Reorganization Agreement. The attorneys and proxies named above will be empowered at any time prior to the earlier of termination of the Reorganization Agreement and the date on which the Merger becomes effective to exercise all voting rights (including the power to execute and deliver written consents with respect to the Shares) of the Stockholder at every annual, special or adjourned meeting of HealthVISION's stockholders, and in every written consent in lieu of such a meeting, or otherwise, to vote the Shares in favor of the approval of the Reorganization Agreement and the Merger.

         The attorneys and proxies named above may only exercise this proxy to vote the Shares subject hereto (i) prior to the earlier of termination of the Reorganization Agreement and the time and date at which the Merger becomes effective, and (ii) at any annual, special or adjourned meeting of the stockholders of HealthVISION or in connection with the solicitation of any written consent in lieu of such meeting, at which meeting or in which consent approval by the stockholders of HealthVISION of the Reorganization Agreement and the Merger is sought. At any such meeting or in connection with any such consent solicitation, the attorneys and proxies named above will vote the Shares in favor of approval of the Reorganization Agreement and the Merger. The Stockholder may vote the Shares in his sole discretion on all other matters.

         Any obligation of the Stockholder hereunder shall be binding upon the successors and assigns of the Stockholder.

Dated: _______________


                                NAME OF STOCKHOLDER (PLEASE PRINT):




                                By: __________________________________________
                                    If Stockholder is an entity, please print:
                                    Name of signer: __________________________
                                    Title of signer: _________________________


                                Stockholder's address for notice (please print):

                                _______________________________________________

                                _______________________________________________

                                _______________________________________________




                                 As of the date of this proxy, the
                                 Stockholder is the record and beneficial holder, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, of the following number of outstanding shares of common stock of
                                 Health VISION: ________________________________

                          HEALTHVISION MERGER AGREEMENT

                                OMITTED SCHEDULES


         The following schedules to the HealthVISION Merger Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K:

         (i) Schedule A, listing stockholders and option holders of HealthVISION;

         (ii) Schedule 1.4.3(d), listing certain "Qualified Accounts" of HealthVISION;

         (iii) Schedule 7.1(b), listing specific matters subject to indemnification; and

         (iv) Schedule 2, setting forth exceptions to the representations and warranties of HealthVISION.

         The Company will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request. The Company may request confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, for any schedule so furnished.